News Release


Investor Contact:

Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contacts:


Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Gail Ferrari Marold, 919-302-1620
Gail.Ferrari@unisys.com



UNISYS ANNOUNCES THIRD-QUARTER 2007 FINANCIAL RESULTS

OPERATING PROFIT INCREASES TO $44 MILLION AS COMPANY CONTINUES TO BENEFIT FROM REPOSITIONING PROGRAM

BLUE BELL, Pa., October 23, 2007 - Unisys Corporation (NYSE: UIS) today reported improved financial results for the third quarter of 2007 as the company continues to make progress in its multi-year repositioning program. Highlights of the quarter include:

* Operating profit increased to $43.6 million compared to an operating loss of $42.9 million a year ago;

* Services operating profit margin improved to 3.6 percent, up from a negative
1.3 percent a year ago; and

* Services orders showed continued growth.

Tax expense in the quarter increased to $36.8 million from $16.0 million in the third quarter of 2006. The company's third-quarter 2007 results also included $19.3 million in Other Expense, compared with $0.4 million of Other Income in the year-ago quarter. Including these items, Unisys reported a third-quarter 2007 net loss of $31.0 million, or 9 cents per share. These results compared with a third-quarter 2006 net loss of $77.5 million, or 23 cents per share, which included a pre-tax restructuring charge of $36.4 million. Pre-tax retirement-related expense in the third quarter of 2007 was $22.8 million compared with $47.5 million a year ago.

Revenue for the third quarter of 2007 declined 1 percent to $1.39 billion from $1.41 billion in the year-ago quarter. Foreign currency exchange rates had an approximately 3 percentage-point positive impact on revenue in the quarter.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH

"We continue to make progress in enhancing the profitability of our business," said Joseph W. McGrath, Unisys president and chief executive officer. "Our operating profit rose to $44 million in the quarter, an $87 million improvement year-over-year. In our services business, which represented 87 percent of our revenue in the quarter, we achieved an operating profit margin of 3.6 percent. This is a 490 basis-point improvement from the third quarter of 2006. Equally important, our services orders continued to grow, and we enter the fourth quarter with a strong pipeline of opportunities.

"We are laying the foundation for improved revenue trends in 2008," McGrath said. "We are focused on continuing to enhance our profitability in the fourth quarter and we continue to drive toward our goal of an 8-10 percent operating profit margin, excluding retirement expense."

Major wins in the third quarter included:

* A five-year global outsourcing contract with Ciba Specialty Chemicals, under which Unisys will provide a comprehensive range of IT services to 12,000 Ciba employees throughout Europe, the Americas, and Asia; the services include end-user services and data center services;

* A five-year, multi-million dollar contract with Sprint to help the communications leader enhance its voicemail infrastructure; under the contract, Unisys will develop a next-generation platform that will give Sprint the flexibility to deliver enhanced services to its millions of customers;

* A four-year contract extension from Malayan Bank Berhard (Maybank) under which Unisys will expand the check processing outsourcing services that it provides to the bank; Unisys will establish additional processing centers in Malaysia and help Maybank transition to an image-based, paperless environment.

THIRD-QUARTER COMPANY RESULTS

Unisys reported low single-digit growth in its services orders in the third quarter. The company reported order gains in outsourcing and infrastructure services, offset by order declines in systems integration and consulting and in core maintenance. Year to date in 2007, services orders are also up low single-digits over the first nine months of 2006.

U.S. revenue declined 5 percent in the quarter to $608 million, while revenue in international markets increased 2 percent to $785 million. On a constant currency basis, international revenue declined 4 percent in the quarter.

The company's gross profit margin and operating profit margin in the third quarter of 2007 improved to 22.2 percent and 3.1 percent, respectively. These compared with gross and operating profit margins of 18.3 percent and (3.0) percent, respectively, in the third quarter of 2006, including the year-ago restructuring charge.

THIRD-QUARTER BUSINESS SEGMENT RESULTS

Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude the third-quarter 2006 restructuring charge.

Customer revenue in the company's services segment was flat in the third quarter of 2007 compared with the year-ago period. The company reported continued revenue growth in outsourcing, which was offset by revenue declines in infrastructure services and in core maintenance. Gross profit margin in the services business improved to 17.7 percent compared with 13.9 percent a year ago. Services operating margin improved to 3.6 percent compared with (1.3) percent a year ago.

Customer revenue in the company's technology segment declined 9 percent from the third quarter of 2006. Gross profit margin in the technology business declined to 44.6 percent from 46.3 percent a year ago while operating margin declined to 4.0 percent compared to 5.5 percent a year ago. The revenue and margin declines reflected lower volume of enterprise server sales.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys generated $7 million of cash from operations in the third quarter of 2007 compared with $27 million in the year-ago quarter. The company used approximately $37 million of cash in the third quarter of 2007 for restructuring payments compared to approximately $71 million in the year-ago period.

Capital expenditures in the third quarter of 2007 increased to $71 million compared to $60 million in the year-ago quarter due to increased investments in outsourcing assets related to new outsourcing engagements. After deducting for capital expenditures, Unisys used $64 million of free cash in the quarter compared with free cash usage of $33 million in the third quarter of 2006.
The company ended the third quarter with $449 million of cash.

CONFERENCE CALL

Unisys will hold a conference call today at 8:15 am EDT to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS

Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialize in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.
###

RELEASE NO.: 1023/8828
http://www.unisys.com/about__unisys/news_a_events/10238828.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                              Three Months         Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2007      2006       2007      2006
                          --------  --------   --------  --------
Revenue
  Services                $1,217.6  $1,217.6   $3,579.1  $3,618.5
  Technology                 175.5     192.5      537.7     586.7
                          --------  --------   --------  --------
                           1,393.1   1,410.1    4,116.8   4,205.2
Costs and expenses
  Cost of revenue:
    Services                 994.5   1,058.9    2,980.6   3,271.7
    Technology                89.5      92.5      270.3     310.0
                          --------  --------   --------  --------
                           1,084.0   1,151.4    3,250.9   3,581.7
  Selling, general and
    administrative           225.8     256.1      717.8     834.2
  Research and development    39.7      45.5      131.6     184.7
                          --------  --------   --------  --------
                           1,349.5   1,453.0    4,100.3   4,600.6
                          --------  --------   --------  --------
Operating profit (loss)       43.6     (42.9)      16.5    (395.4)

Interest expense              18.5      19.0       56.1      57.9
Other income
 (expense), net              (19.3)      0.4       (2.5)    153.1
                          --------  --------   --------  --------
Income (loss) before
 income taxes                  5.8     (61.5)     (42.1)   (300.2)
Provision (benefit) for
 income taxes                 36.8      16.0       50.8      (0.2)
                          --------  --------   --------  --------
Net loss                    ($31.0)   ($77.5)    ($92.9)  ($300.0)
                          ========  ========   ========  ========
Loss per share
Basic                      ($  .09)  ($  .23)   ($  .27)  ($  .87)
                          ========  ========   ========  ========
Diluted                    ($  .09)  ($  .23)   ($  .27)  ($  .87)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    350,765   344,182    348,715   343,351
                          ========  ========   ========  ========
  Diluted                  350,765   344,182    348,715   343,351
                          ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2007
------------------
Customer revenue      $1,393.1              $1,217.6      $175.5
Intersegment                       ($61.2)       3.4        57.8
                      --------   --------   --------    --------
Total revenue         $1,393.1     ($61.2)  $1,221.0      $233.3
                      ========   ========   ========    ========

Gross profit percent     22.2%                 17.7%       44.6%
                      ========              ========    ========
Operating profit
 percent                  3.1%                  3.6%        4.0%
                      ========              ========    ========
Three Months Ended
September 30, 2006
------------------
Customer revenue      $1,410.1              $1,217.6      $192.5
Intersegment                       ($76.5)       3.6        72.9
                      --------   --------   --------    --------
Total revenue         $1,410.1     ($76.5)  $1,221.2      $265.4
                      ========   ========   ========    ========

Gross profit percent     18.3%                 13.9%       46.3%
                      ========              ========    ========
Operating profit
  (loss) percent         (3.0%)                (1.3%)       5.5%
                      ========              ========    ========

Nine Months Ended
September 30, 2007
------------------
Customer revenue      $4,116.8              $3,579.1      $537.7
Intersegment                      ($148.7)      10.9       137.8
                      --------   --------   --------    --------
Total revenue         $4,116.8    ($148.7)  $3,590.0      $675.5
                      ========   ========   ========    ========

Gross profit percent     21.0%                 16.7%       43.7%
                      ========              ========    ========
Operating profit
  percent                 0.4%                  1.7%        2.4%
                      ========              ========    ========
Nine Months Ended
September 30, 2006
------------------
Customer revenue      $4,205.2              $3,618.5      $586.7
Intersegment                      ($172.3)      10.8       161.5
                      --------   --------   --------    --------
Total revenue         $4,205.2    ($172.3)  $3,629.3      $748.2
                      ========   ========   ========    ========

Gross profit percent     14.8%                 14.4%       42.1%
                      ========              ========    ========
Operating loss
  percent                (9.4%)                (1.0%)      (3.6%)
                      ========              ========    ========

* Results exclude cost reduction actions

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                      September 30,   December 31,
                                           2007         2006
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $448.5       $719.3
 Accounts and notes receivable, net        1,093.0      1,164.6
 Inventories
   Parts and finished equipment               99.9         95.0
   Work in process and materials              96.0         81.2
 Deferred income taxes                        30.0         30.0
 Prepaid expense and other
   current assets                            155.1        148.4
                                        ----------   ----------
 Total                                     1,922.5      2,238.5
                                        ----------   ----------
Properties                                 1,320.1      1,233.4
 Less accumulated depreciation
   and amortization                          982.7        892.1
                                        ----------   ----------
 Properties, net                             337.4        341.3
                                        ----------   ----------
Outsourcing assets, net                      426.1        401.1
Marketable software, net                     282.7        304.3
Prepaid postretirement assets                338.2        250.1
Deferred income taxes                        182.4        191.3
Goodwill                                     199.3        193.9
Other long-term assets                       124.9        117.4
                                        ----------   ----------
 Total                                    $3,813.5     $4,037.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                                $0.0         $1.2
 Current maturities of long-term debt        200.3          0.5
 Accounts payable                            420.9        460.9
 Other accrued liabilities                 1,286.2      1,469.1
                                        ----------   ----------
 Total                                     1,907.4      1,931.7
                                        ----------   ----------
Long-term debt                               849.4      1,049.1
Long-term postretirement liabilities         629.7        667.7
Other long-term liabilities                  414.0        453.6
Stockholders' equity (deficit)
 Common stock                                  3.5          3.5
 Accumulated deficit                      (2,479.7)    (2,386.8)
 Other capital                             3,999.7      3,945.1
 Accumulated other comprehensive loss     (1,510.5)    (1,626.0)
                                        ----------   ----------
 Stockholders' equity (deficit)               13.0        (64.2)
                                        ----------   ----------
 Total                                    $3,813.5     $4,037.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                             Nine Months Ended
                                                September 30
                                           --------------------
                                               2007      2006
                                            --------   --------
Cash flows from operating activities
Net loss                                     ($92.9)    ($300.0)
Add (deduct) items to reconcile
 net loss to net cash used for
 operating activities:
Equity loss                                                 4.3
Employee stock compensation expense             8.6         4.8
Company stock issued for U.S. 401(k) plan      34.3        13.4
Depreciation and amortization
 of properties                                 83.9        88.1
Depreciation and amortization of
 outsourcing assets                           102.4       100.5
Amortization of marketable software            90.1        98.7
Gain on sale of assets                        (23.4)     (153.2)
Decrease (increase) in deferred
 income taxes, net                              8.9       (44.0)
Decrease in receivables, net                  111.7         8.0
(Increase) decrease in inventories            (15.6)        5.2
(Decrease) increase in accounts payable
 and other accrued liabilities               (286.8)       69.8
Decrease in other liabilities                 (68.8)      (64.8)
(Increase) decrease in other assets           (28.7)       21.2
Other                                           2.1         9.3
                                            -------     -------
Net cash used for operating activities        (74.2)     (138.7)
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  5,785.7     5,617.8
 Purchases of investments                  (5,793.4)   (5,620.7)
 Investment in marketable software            (73.0)      (81.2)
 Capital additions of properties              (56.4)      (48.2)
 Capital additions of outsourcing assets     (108.4)      (68.9)
 Purchases of businesses                       (2.0)
 Proceeds from sale of assets                  28.0       380.6
                                            -------     -------
Net cash (used for) provided by
  investing activities                       (219.5)      179.4
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings        (1.1)      (17.3)
 Minority shareholder dividends                (5.8)
 Proceeds from exercise of stock options       12.3          .9
 Payments of long-term debt                               (57.9)
 Cost of credit agreement                                  (4.6)
                                            -------     -------
Net cash provided by (used for) financing
  activities                                    5.4       (78.9)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          17.5         7.7
                                            -------     -------
(Decrease) increase in cash
  and cash equivalents                       (270.8)      (30.5)
Cash and cash equivalents, beginning of
 period                                       719.3       642.5
                                            -------     -------
Cash and cash equivalents, end of period     $448.5      $612.0
                                            =======     =======